Exhibit 99.1

Contact:
Kristin Brown, Director of Investor Relations
(617) 796-8251
www.ta-petro.com

FOR IMMEDIATE RELEASE
TravelCenters of America Inc. Announces First Quarter 2022 Financial Results
$16.3 Million in Net Income Improved by $22.0 Million
$1.10 in Net Income Per Share Improved by $1.50
93.5% Increase in Adjusted EBITDA to $55.4 Million
7.1% Increase in Nonfuel Gross Margin to $295.3 Million
_____________________________________________________________________________________
Westlake, OH (May 2, 2022): TravelCenters of America Inc. (Nasdaq: TA) today announced financial results for the quarter ended March 31, 2022.
Jonathan M. Pertchik, TA's Chief Executive Officer, made the following statement regarding the 2022 first quarter results:
“TA’s strong first quarter resulted in substantial improvement in net income and adjusted EBITDA over the prior year quarter demonstrating continued progress in executing our transformation plan and success in driving top line growth while keeping costs under control. Our fuel team successfully managed through a period of unprecedented volatility and uncertainty in the fuel supply markets, generating a 45.8% increase in fuel gross margin versus the prior year quarter. Nonfuel gross margin also increased 7.1% versus the prior year quarter, which benefited from strong performance in truck service and an increased number of re-opened full service restaurants. In addition, we have been making thoughtful pricing decisions to help largely offset rising costs caused from inflationary pressures in the market.

We also continue investing in growth through our capital plan, with a focus on site refreshes, technology improvements and network expansion. The addition of company-owned sites to our network is one of our priorities for capital deployment this year. We acquired two locations in April and continue to evaluate additional opportunities. We have also completed half of approximately 100 planned site refreshes, with the balance expected to be completed by the end of 2022, which will provide an upgraded experience to our existing customers and likely attract new customers and guests to TA. We further believe our transformation plan, which includes growing our travel center network and improving our existing locations, is instrumental in driving our strong operating results.”

Reconciliations to GAAP:
Adjusted net income (loss), adjusted net income (loss) per share of common stock attributable to common stockholders, EBITDA, adjusted EBITDA, and adjusted EBITDAR are non-GAAP financial measures. The U.S. generally accepted accounting principles, or GAAP, financial measures that are most directly comparable to the non-GAAP measures disclosed herein are included in the supplemental tables below.
First Quarter 2022 Highlights:
•Cash and cash equivalents of $544.2 million and availability under TA's revolving credit facility of $185.1 million for total liquidity of $729.3 million as of March 31, 2022.
•The following table presents detailed results for TA's fuel sales for the 2022 and 2021 first quarters.

(in thousands, except per gallon amounts)	Three Months Ended March 31,
	2022	2021	Change
Fuel sales volume (gallons):
Diesel fuel	500,502	487,219	2.7%
Gasoline	54,759	56,553	(3.2)%
Total fuel sales volume	555,261	543,772	2.1%

Fuel gross margin	$112,919	$77,430	45.8%
Fuel gross margin per gallon	$0.203	$0.142	43.0%
•The following table presents detailed results for TA's nonfuel revenues for the 2022 and 2021 first quarters.

(in thousands, except percentages)	Three Months Ended March 31,
2022	2021	Change
Nonfuel revenues:
Store and retail services	$179,540	$171,772	4.5%
Truck service	188,384	171,131	10.1%
Restaurant	74,338	73,869	0.6%
Diesel exhaust fluid	44,820	31,142	43.9%
Total nonfuel revenues	$487,082	$447,914	8.7%

Nonfuel gross margin	$295,297	$275,692	7.1%
Nonfuel gross margin percentage	60.6%	61.6%	(100)	pts
•Net income (loss) of $16.3 million improved $22.0 million, or 383.9%, and adjusted net income (loss) of $15.2 million improved $20.4 million, or 388.4%, as compared to the prior year period.
•Adjusted EBITDA of $55.4 million increased $26.8 million or 93.5%, as compared to the prior year period.
•Adjusted EBITDAR was $120.0 million for the three months ended March 31, 2022.

Growth Strategies
TA's strategic transformation and turnaround plan, or its Transformation Plan, consists of numerous initiatives across its organization for the purpose of expanding its travel center network, improving and enhancing operational profitability and efficiency, and strengthening its financial position all in support of its core mission to return every traveler to the road better than they came.
Since the beginning of 2020, TA has entered into franchise agreements covering 49 travel centers to be operated under its travel center brand names. Five of these franchised travel centers began operations during 2020, two began operations during 2021, and TA expects the remaining 42 to open by the 2024 second quarter.
TA's capital expenditures plan for 2022 is expected to be in the range of $175.0 million to $200.0 million and includes projects to enhance the guest experience through significant upgrades at TA's travel centers, the expansion of restaurants and food offerings and improvements to TA's technology systems infrastructure. Approximately 75% of TA's capital expenditures in 2022 are focused on growth initiatives that TA expects will meet or exceed TA's 15% to 20% cash on cash return hurdle.
TA's growth strategy also includes its desire to acquire existing travel centers to expand its network of travel centers. In April 2022, TA completed the acquisitions of two previously franchised travel centers and one stand-alone truck service facility.
Importantly, TA is committed to embracing environmentally friendly sources of energy through its eTA division, which seeks to deliver sustainable and alternative energy to the marketplace by working with the public sector, private companies and customers and guests to facilitate this initiative. Recent accomplishments include continued expansion of TA's biodiesel blending capabilities, increasing the availability of diesel exhaust fluid, or DEF, at all diesel pumps nationwide and placement of electric vehicle charging stations. TA is also exploring offering ultra high power truck charging and hydrogen fuel dispensing in parallel with traditional fossil fuels to provide energy alternatives as the transportation sector transitions to a lighter carbon footprint. TA believes its large, well-located sites may provide it with the opportunity to make both fossil and, eventually, non-fossil fuels available throughout its nationwide network of sites.

Conference Call
On Tuesday, May 3, 2022, at 10:00 a.m. Eastern time, TA will host a conference call to discuss its financial results and other activities for the three months ended March 31, 2022. Following management's remarks, there will be a question and answer period.
The conference call telephone number is 877-329-4614. Participants calling from outside the United States and Canada should dial 412-317-5437. No pass code is necessary to access the call from either number. Participants should dial in about 15 minutes prior to the scheduled start of the call. A replay of the conference call will be available for about a week after the call. To hear the replay, dial 877-344-7529 in the United States, 855-669-9658 in Canada and 412-317-0088 in other countries. The replay pass code is 1678798.
A live audio webcast of the conference call will also be available in a listen only mode on TA's website at www.ta-petro.com. To access the webcast, participants should visit TA's website about five minutes before the call. The archived webcast will be available for replay on TA's website for about one week after the call. The transcription, recording and retransmission in any way of TA's first quarter conference call is strictly prohibited without the prior written consent of TA. The Company's website is not incorporated as part of this press release.

About TravelCenters of America Inc.
TravelCenters of America Inc. (Nasdaq: TA) is the nation's largest publicly traded full-service travel center network. Founded in 1972 and headquartered in Westlake, Ohio, its more than 18,000 team members serve guests in over 276 locations in 44 states, principally under the TA®, Petro Stopping Centers® and TA Express® brands. Offerings include diesel and gasoline fuel, truck maintenance and repair, full-service and quick-service restaurants, travel stores, car and truck parking and other services dedicated to providing great experiences for its guests. TA is committed to sustainability, with its specialized business unit, eTA, focused on sustainable energy options for professional drivers and motorists, while leveraging alternative energy to support its own operations. TA operates over 600 full-service and quick-service restaurants and nine proprietary brands, including Iron Skillet® and Country Pride®. For more information, visit www.ta-petro.com.

TRAVELCENTERS OF AMERICA INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2022	2021
Revenues:
Fuel	$1,806,114	$1,077,258
Nonfuel	487,082	447,914
Rent and royalties from franchisees	3,877	3,924
Total revenues	2,297,073	1,529,096

Cost of goods sold (excluding depreciation):
Fuel	1,693,195	999,828
Nonfuel	191,785	172,222
Total cost of goods sold	1,884,980	1,172,050

Site level operating expense	252,044	227,230
Selling, general and administrative expense	41,309	35,930
Real estate rent expense	64,646	63,869
Depreciation and amortization expense	24,231	23,829
Other operating income, net	(2,182)	—

Income from operations	32,045	6,188

Interest expense, net	11,530	11,384
Other (income) expense, net	(638)	1,397
Income (loss) before income taxes	21,153	(6,593)
(Provision) benefit for income taxes	(4,849)	850
Net income (loss)	16,304	(5,743)
Less: net income for noncontrolling interest	—	76
Net income (loss) attributable to common stockholders	$16,304	$(5,819)

Net income (loss) per share of common stock attributable to common stockholders:
Basic and diluted	$1.10	$(0.40)

Weighted average vested shares of common stock	14,372	14,227
Weighted average unvested shares of common stock	466	344
These financial statements should be read in conjunction with TA's Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, to be filed with the U.S. Securities and Exchange Commission.

TRAVELCENTERS OF AMERICA INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollars in thousands, unless indicated otherwise)
TA believes the non-GAAP financial measures presented in the tables below are meaningful supplemental disclosures. Management uses these measures in developing internal budgets and forecasts and analyzing TA's performance and believes that they may help investors gain a better understanding of changes in TA's operating results and its ability to pay rent or service debt when due, make capital expenditures and expand its business. These non-GAAP financial measures also may help investors to make comparisons between TA and other companies and to make comparisons of TA's financial and operating results between periods.
The non-GAAP financial measures TA presents should not be considered as alternatives to net income (loss) attributable to common stockholders, net income (loss), income (loss) from operations, or net income (loss) per share of common stock attributable to common stockholders as an indicator of TA's operating performance or as a measure of TA's liquidity. Also, the non-GAAP financial measures TA presents may not be comparable to similarly titled amounts calculated by other companies.
TA believes that adjusted net income (loss), adjusted net income (loss) per share of common stock attributable to common stockholders, EBITDA and adjusted EBITDA are meaningful disclosures that may help investors to better understand TA's financial performance by providing financial information that represents the operating results of TA's operations without the effects of items that do not result directly from TA's normal recurring operations and may allow investors to better compare TA's performance between periods and to the performance of other companies. TA calculates EBITDA as net income (loss) before interest, income taxes and depreciation and amortization expense, as shown below. TA calculates adjusted EBITDA by excluding items that it considers not to be normal, recurring, cash operating expenses or gains or losses.
In addition, TA believes that, because it leases a majority of its travel centers, presenting adjusted EBITDAR may help investors compare the value of TA against companies that own and finance ownership of their properties with debt financing, since this measure eliminates the effects of variability in leasing methods and capital structures. This measure may also help investors evaluate TA's valuation if it owned its leased properties and financed that ownership with debt, in which case the interest expense TA incurred for that debt financing would be added back when calculating EBITDA. Adjusted EBITDAR is presented solely as a valuation measure and should not be viewed as a measure of overall operating performance or considered in isolation or as an alternative to net income (loss) because it excludes the real estate rent expense associated with TA's leases and it is presented for the limited purposes referenced herein. TA calculates EBITDAR as net income (loss) before interest, income taxes, real estate rent expense and depreciation and amortization expense and adjusted EBITDAR by excluding items that it considers not to be normal, recurring, cash operating expenses or gains or losses.
TA believes that net income (loss) is the most directly comparable GAAP financial measure to adjusted net income (loss), EBITDA, adjusted EBITDA and adjusted EBITDAR, and that net income (loss) per share of common stock attributable to common stockholders is the most directly comparable GAAP financial measure to adjusted net income (loss) per share of common stock attributable to common stockholders.
The following tables present the reconciliations of the non-GAAP financial measures to the respective most directly comparable GAAP financial measures for the three months ended March 31, 2022 and 2021.

Calculation of adjusted net income (loss):	Three Months Ended March 31,
	2022	2021
Net income (loss)	$16,304	$(5,743)
Add: QSL impairment(1)	—	650
Less: Net gain on Seymour insurance recovery(2)	(1,830)	—
Add: Costs related to the exit of our Canadian travel center(3)	300	—
Add (Less): Tax impact of adjusting items(4)	386	(164)
Adjusted net income (loss)	$15,160	$(5,257)

TRAVELCENTERS OF AMERICA INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollars in thousands, unless indicated otherwise)

Calculation of adjusted net income (loss) per share of common stock attributable to common stockholders (basic and diluted):	Three Months Ended March 31,
	2022	2021
Net income (loss) per share of common stock attributable to common stockholders (basic and diluted)	$1.10	$(0.40)
Add: QSL impairment(1)	—	0.04
Less: Net gain on Seymour insurance recovery(2)	(0.12)	—
Add: Costs related to the exit of our Canadian travel center(3)	0.02	—
Add (Less): Tax impact of adjusting items(4)	0.03	(0.01)
Adjusted net income (loss) per share of common stock attributable to common stockholders (basic and diluted)	$1.03	$(0.37)

Calculation of EBITDA and adjusted EBITDA:	Three Months Ended March 31,
	2022	2021
Net income (loss)	$16,304	$(5,743)
Add (Less): Provision (benefit) for income taxes	4,849	(850)
Add: Depreciation and amortization expense	24,231	23,829
Add: Interest expense, net	11,530	11,384
EBITDA	56,914	28,620
Less: Net gain on Seymour insurance recovery(2)	(1,830)	—
Add: Costs related to the exit of our Canadian travel center(3)	300	—
Adjusted EBITDA	$55,384	$28,620

Calculation of adjusted EBITDAR:	Three Months Ended March 31,
2022
Adjusted EBITDA	$55,384
Add: Real estate rent expense	64,646
Adjusted EBITDAR	$120,030

Total fuel gross margin and nonfuel revenues:	Three Months Ended March 31,
	2022	2021
Fuel gross margin	$112,919	$77,430
Nonfuel revenues	487,082	447,914
Total fuel gross margin and nonfuel revenues	$600,001	$525,344

TRAVELCENTERS OF AMERICA INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollars in thousands, unless indicated otherwise)
(1) QSL Impairment. On April 21, 2021, TA completed the sale of its Quaker Stake & Lube, or QSL, business for $5.0 million, excluding costs to sell and certain closing adjustments. During the three months ended March 31, 2021, TA recorded an impairment charge of $0.7 million relating to its QSL business, which was included in depreciation and amortization expense in TA's consolidated statement of operations and comprehensive income (loss).
(2) Net Gain on Seymour Insurance Recovery. Following a fire at TA's Seymour, Indiana travel center in July 2020, TA pursued recoveries under its property and business interruption insurance policies. During the three months ended March 31, 2022, TA recognized a net gain of $1.8 million related to these recoveries as a benefit to other operating income, net in TA's consolidated statements of operations and comprehensive income (loss).
(3) Costs Related to the Exit of our Canadian Travel Center. In March 2022, TA agreed to sell the assets of its Canadian travel center in Woodstock, Ontario for approximately $20.0 million, excluding costs to sell and certain closing adjustments. TA expects the sale to close in the second quarter 2022. During the three months ended March 31, 2022, TA recognized expense of $0.3 million for employee termination benefits associated with the closure of its Woodstock travel center, which was included in site level operating expense in TA's consolidated statements of operations and comprehensive income (loss).
(4) Tax Impact of Adjusting Items. TA calculated the income tax impact of the adjustments described above by using the expected tax accounting treatment and estimated statutory income rate for the jurisdiction of each adjusting item.

TRAVELCENTERS OF AMERICA INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands)

	March 31, 2022	December 31, 2021
Assets:
Current assets:
Cash and cash equivalents	$544,153	$536,002
Accounts receivable, net	201,809	111,392
Inventory	221,410	191,843
Other current assets	36,186	37,947
Total current assets	1,003,558	877,184

Property and equipment, net	849,683	831,427
Operating lease assets	1,646,144	1,659,526
Goodwill	22,213	22,213
Intangible assets, net	10,811	10,934
Other noncurrent assets	103,971	107,217
Total assets	$3,636,380	$3,508,501

Liabilities and Stockholders' Equity:
Current liabilities:
Accounts payable	$334,454	$206,420
Current operating lease liabilities	120,903	118,005
Other current liabilities	196,097	194,853
Total current liabilities	651,454	519,278

Long term debt, net	524,630	524,781
Noncurrent operating lease liabilities	1,632,753	1,655,359
Other noncurrent liabilities	107,211	106,230
Total liabilities	2,916,048	2,805,648

Stockholders' equity (14,837 and 14,839 shares of common stock outstanding as of March 31, 2022 and December 31, 2021, respectively)	720,332	702,853
Total liabilities and stockholders' equity	$3,636,380	$3,508,501
These financial statements should be read in conjunction with TA's Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, to be filed with the U.S. Securities and Exchange Commission.

Warning Concerning Forward-Looking Statements
This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws. Whenever TA uses words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "will," "may" and negatives or derivatives of these or similar expressions, TA is making forward-looking statements. These forward-looking statements are based upon TA's present intent, beliefs or expectations, but forward-looking statements are not guaranteed to occur and may not occur. Actual results may differ materially from those contained in or implied by TA's forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors, some of which are beyond TA's control. Among others, the forward-looking statements which appear in this press release that may not occur include:
•Statements about increased operating results may imply that TA will realize similar or better results in the future and that TA's business may be profitable in the future. TA operates in a highly competitive industry and its business is subject to various market and other risks and challenges, including the current inflationary pressures and labor cost and availability challenges in the United States and the global supply chain issues. As a result, TA may not be able to realize similar or better results in the future and it may fail to be profitable in the future for these or other reasons. Since TA became publicly traded in 2007, TA's operations have generated losses and only occasionally generated profits;
•Statements about TA's fuel team successfully managing through a period of unprecedented volatility and uncertainty in the fuel supply markets may imply its fuel team will be able to continue to successfully manage in the current challenging market or otherwise. TA's business and operating results are significantly impacted by its ability to manage its fuel pricing and costs, and is heavily impacted by the global fuel market, which can be volatile. Small changes in TA's fuel margins can have substantial impacts on its business and results of operations. As a result, TA's fuel team may not successfully manage TA's fuel pricing, costs and supply in future periods;
•Statements about TA executing its Transformation Plan, which includes numerous initiatives that TA believes have and will improve and enhance its profitability and operational efficiency. However, TA may not be able to recognize the improvements to its operating results that it anticipates. In addition, the costs incurred to complete the initiatives may be greater than TA anticipates;
•Statements about TA's maintaining pricing and cost discipline against a challenging inflationary backdrop. However, TA may not maintain this pricing and cost discipline in the wake of any continued inflationary pressures or otherwise;
•Statements about TA's continuing to evaluate possible acquisitions may imply that TA will complete some of these acquisitions and that its business will benefit as a result. However, TA may not successfully negotiate acquisition agreements and acquisitions involve risk. As a result, TA may not make any of these or other acquisitions and acquisitions it may make may not provide TA with the benefits it expects;
•Statements about various divisional changes and TA's expected benefits from those changes. TA may not realize the benefits it expects from these changes;
•Statements about TA's capital plan and the resulting benefits TA expects for its business and performances. Capital plans may take longer to complete and cost more than expected. Further, the projects pursued may not turn out as planned and may result in TA not realizing the benefits it expects;
•Statements about the commitment of TA's 2022 capital expenditures plan being in the range of $175.0 million and $200.0 million. TA may spend more or less than these amounts, may spend these amounts in a different manner, these expenditures may not provide the benefits TA expects and TA may not realize its expected cash on cash return hurdle;
•Statements about expecting to expand TA's network by entering into new franchise agreements. However, TA may not succeed in entering these agreements and the commencement and stabilization of any new franchises may not occur, may be delayed or may not open, and these franchises may not be successful or generate the royalties for TA that it expects;
•Statements about TA's targeted returns on its capital expenditures. TA may not be able to realize those returns; and
•Statements about TA's commitment to embracing environmentally friendly sources of energy through its eTA division may not be successful, may not result in the benefits TA expects and may not be sufficient to offset declines TA may experience in its business if the market moves from fossil fuels to non-fossil fuels.

The information contained in TA's periodic reports, including TA's Annual Report on Form 10-K for the year ended December 31, 2021, which has been filed with the U.S. Securities and Exchange Commission, or SEC, and TA's Quarterly Report on Form 10-Q for the period ended March 31, 2022, which has been or will be filed with the SEC, under the caption "Risk Factors," or elsewhere in those reports, or incorporated therein, identifies other important factors that could cause differences from TA's forward-looking statements. TA's filings with the SEC are available on the SEC's website at www.sec.gov.
You should not place undue reliance upon forward-looking statements. Except as required by law, TA does not intend to update or change any forward-looking statement as a result of new information, future events or otherwise.
(End)